Consent of Independent Registered Public Accounting Firm

We consent to the use in this Current Report on Form 8-K (Amendment No. 1) of Oportun Financial Corporation of our review report dated February 22, 2022, relating to the consolidated financial statements of Hello Digit, Inc. for the period from January 1, 2021 through September 30, 2021.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
March 1, 2022